Exhibit 99.1

News release for immediate release

Media contact:
Michelle Eccles
Public Relations Manager
217.788.5394
michelle.eccles@horacemann.com
Investor contact:
Brendan Dawal
Vice President, Investor Relations
217.670.8766
investorrelations@horacemann.com

Horace Mann appoints Ryan Greenier to Executive Vice President and Chief Financial Officer
Current Executive Vice President and Chief Financial Officer Brett Conklin announces retirement plans for 2025 and Chief Operating Officer Stephen McAnena assumes responsibility for all business operations

SPRINGFIELD, Ill., Sept. 23, 2024 – Horace Mann Educators Corporation (NYSE:HMN) and President and Chief Executive Officer Marita Zuraitis today announced Ryan Greenier has been appointed Executive Vice President and Chief Financial Officer, Oct. 1, 2024, succeeding Bret Conklin. With this appointment, Greenier joins the company’s executive officer team and will report to Zuraitis. Conklin will remain with the company through 2025 to ensure a smooth transition before his retirement.
“Bret has had a distinguished career and has been an integral member of the Horace Mann executive team. I am personally grateful for his counsel and leadership over the years and have a deep appreciation for his commitment to lead our Finance transformation throughout 2025,” said Zuraitis.
“Ryan brings strong financial experience and expertise to the CFO role and will serve us well as we continue to deliver distinctive service to our customers, shareholders, agents and employees. Since joining the company, he has optimized our investment portfolio and balance sheet, played a critical role in the success of key transformational transactions, all while maintaining strong relationships with investors and rating agencies,” said Zuraitis.
Additionally, Chief Operating Officer Stephen McAnena, who joined the company in May 2023, has assumed responsibility for Horace Mann’s Worksite division. Now, all of Horace Mann’s business operations are under McAnena’s leadership. Together with Zuraitis, they are committed to delivering on the company’s strategic vision to provide financial solutions to all educators and others who serve our communities.
“We’re being very thoughtful with our executive succession planning to ensure stability for the company as we continue to execute our growth strategy,” added Zuraitis. “The executive officers and I are steadfast in our mission to help educators and others who serve their communities protect what they have today and prepare for a successful tomorrow.”
Prior to being appointed Deputy CFO, Greenier held several leadership roles including Chief Investment Officer and Senior Vice President of Finance, Vice President of Corporate Finance, and Vice President of Investor Relations. Prior to joining Horace Mann, Greenier, a certified public accountant, held leadership roles at The Hartford in investor relations and investments, and began his career at Deloitte and Touche.
Greenier earned a Bachelor of Business Administration in accounting from Pace University and a Master of Business Administration in finance from the University of Connecticut.
Conklin joined Horace Mann in 2002 as Senior Vice President, Controller and Chief Accounting Officer. Conklin was appointed Executive Vice President and Chief Financial Officer in April 2017. Prior to his tenure at Horace Mann, Conklin served as Vice President and Controller for Pekin Insurance and Vice President of Kemper Insurance. He started his career at KPMG in Chicago where he was a senior manager in the insurance audit practice.

About Horace Mann
Horace Mann Educators Corporation is the largest multiline financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educator community. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

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